Exhibit-19.1
SELLAS Life Sciences Group, Inc.
Amended and Restated
Insider Trading Policy
As Amended and Restated by the Board – September 13, 2024
Introduction

The federal securities laws prohibit all personnel of SELLAS Life Sciences Group, Inc. (together with its subsidiaries, the “Company”), including any member of the Company’s Board of Directors (a “Director”), Company officer, Company employee, or consultant of the Company, from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or providing material nonpublic information to other persons who may trade on the basis of that information. These laws impose severe sanctions on individuals who violate them. In addition, the U.S. Securities and Exchange Commission (“SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers, and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

During the course of your employment, directorship, or consultancy with the Company, you may receive important information that is not yet publicly available (“material nonpublic information”), about the Company or about other publicly traded companies with which the Company has business dealings. Because of your access to this material nonpublic information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly traded company, or to disclose such information to a third party who does so profit (a “tippee”). You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. This Insider Trading Policy determines acceptable transactions in the securities of the Company by our employees, officers, Directors, consultants, and contractors.

A goal of this Insider Trading Policy is to help:

•prevent inadvertent violations of the insider trading laws;
•avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”);
•avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•protect the Company from controlling person liability; and
•protect the reputation of the Company, its Directors, and its employees.

Statement of Policy

Material Nonpublic Information

[1] The Policy Administrator may be the General Counsel, Chief Compliance Officer, or other individual or entity who has been designated by the Company to administer this Insider Trading Policy and other duties and responsibilities as may be set forth in this Policy.

As a practical matter, it is sometimes difficult to determine whether you possess material nonpublic information. The key to determining whether nonpublic information you possess about a public company is material nonpublic information is whether dissemination of the information would likely affect the market price of a company’s stock or whether a reasonable investor would consider the information important in making a decision to buy, hold, or sell securities of that company. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material.

Although by no means an all-inclusive list, information about the following items may be considered to be material nonpublic information until it is publicly disseminated:

a.financial results or forecasts;
b.major new products or processes;
c.acquisitions or dispositions of assets, divisions, companies, etc.;
d.pending public or private sales of debt or equity securities;
e.declaration of stock splits, dividends, or changes in dividend policy;
f.major contract awards or cancellations;
g.scientific, clinical, or regulatory results;
h.information concerning upcoming FDA actions or other significant regulatory developments, including a significant product recall;
i.key management, Board, or control changes;
j.possible tender offers or proxy fights;
k.significant write-offs;
l.significant litigation;
m.impending bankruptcy;
n.gain or loss of a significant license agreement or other contracts with customers or suppliers, or serious discussions regarding such an agreement;
o.pricing changes or discount policies;
p.corporate partner relationships;
q.a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon;
r.a change in or dispute with the Company’s independent auditor; and
s.notice of issuance of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing (such as a Report on Form 10-K, Form 10-Q or Form 8-K) or through a news wire service or daily newspaper of wide circulation, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of material nonpublic information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

[1] The Policy Administrator may be the General Counsel, Chief Compliance Officer, or other individual or entity who has been designated by the Company to administer this Insider Trading Policy and other duties and responsibilities as may be set forth in this Policy.

Persons Covered

This Insider Trading Policy applies to (i) all Directors; (ii) all officers, all employees, and key consultants ((i) and (ii) collectively, “Covered Persons”); (iii) all family members of Directors, officers, employees, and key consultants who share the same address as, or are financially dependent on, the Director, officer, employee, or consultant (including a spouse, children, stepchildren, grandchildren, parents, grandparents, siblings, or in-laws); (iv) any other person who shares the same address as the Director, officer, or employee (other than (a) an employee or tenant of the Director, employee, or consultant or (b) another unrelated person whom the Policy Administrator[1] determines should not be covered by this policy); and (v) all corporations, partnerships, trusts, or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions involving Company securities by the entity (those persons and entities covered by (iii), (iv) and (v), “Additional Covered Persons”).

Prohibited Activities

If you possess material nonpublic information, you may not trade in a company’s stock, advise anyone else to do so, or communicate the information to anyone else until you know that the information has been publicly disseminated. You may never recommend to another person that they buy, hold, or sell Company securities. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material nonpublic information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions, and other inherently speculative transactions.

You may not participate in “chat rooms” or other electronic or virtual discussion groups, or contribute to blogs, bulletin boards, or social media forums on the Internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Policy Administrator of the Company, and if paying for the communication, either directly or indirectly, you must obtain advice of legal counsel regarding compliance with Section 5 of the Securities Act of 1933, as amended (the “Securities Act”).

Specifically, no person or entity covered by this Insider Trading Policy may do any of the following activities, except as allowed in the next paragraph:

•purchase, sell, or donate any securities of the Company while aware of any material nonpublic information concerning the Company, or recommend to another person that they do so;

•disclose to any other person any material nonpublic information concerning the Company if it is reasonably foreseeable that such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
•purchase, sell, or donate any securities of another company while he or she is aware of any material nonpublic information concerning such other company which they learned
[1] The Policy Administrator may be the General Counsel, Chief Compliance Officer, or other individual or entity who has been designated by the Company to administer this Insider Trading Policy and other duties and responsibilities as may be set forth in this Policy.

in the course of service as a Director, officer, or employee of the Company or recommend to another person that they do so; or

•disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Company if it is reasonably foreseeable that such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.

The above prohibitions on purchases, sales, and donations of Company securities do not apply to the following activities (“Permitted Activities”), even during a black-out period described below:
•transactions in mutual funds and exchange traded funds that are invested in the Company’s securities;

•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the employee or Director is aware of material nonpublic information or during a blackout period (as described below), except that this Insider Trading Policy does not apply to any market sale of shares received upon vesting of restricted stock units pursuant to a mandatory “sell-to-cover” program instituted by the Company with no discretion by the Covered Persons with respect to any sale under the “sell-to-cover” program;

•acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions not entered into or modified while the employee or Director is aware of material nonpublic information or during a blackout period;

•other purchases of securities from the Company (including purchases under any employee stock purchase plan of the Company) or sales of securities to the Company;

•bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the employee or Director is aware of material nonpublic information or during a blackout period; and

•purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1 of the Exchange Act; provided such trading plan: (1) is in writing; (2) was submitted to the Chief Financial Officer and/or Policy Administrator for review by the Company prior to its adoption; and (3) was not adopted while the employee or Director was aware of material nonpublic information or during a blackout period; and provided further that (i) if such trading plan is adopted within two weeks prior to the commencement of a regular blackout period (as described below), trades may not occur pursuant to such trading plan prior to the termination of such regular blackout period, (ii) any trade under such trading plan shall not occur until at least 30 days after the date of
[1] The Policy Administrator may be the General Counsel, Chief Compliance Officer, or other individual or entity who has been designated by the Company to administer this Insider Trading Policy and other duties and responsibilities as may be set forth in this Policy.

such trading plan (or 90 days with respect the Company’s Directors and officers, as applicable), and (iii) if such trading plan is amended in any material respect or terminated, trades may not occur pursuant to such trading plan or a subsequent trading plan until at least 30 days after such amendment or termination (or 90 days with respect the Company’s Directors and officers, as applicable).

Prohibition of Speculative or Short-term Trading

No officer, Director, employee, or consultant to the Company may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to the Company’s securities at any time.

Prohibition on Pledges

No officer, Director, employee, or consultant to the Company may purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge Company securities as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the General Counsel.

Blackout Periods

(1)Company Wide Black-Out Periods Applicable to All Company Personnel. All Covered Persons and Additional Covered Persons are prohibited from trading in any of the Company’s securities during the following periods:

•beginning on the day immediately following the final day of each fiscal quarter (January 1, April 1, July 1, October 1) and ending upon the completion of the second business day after the public announcement of earnings for such quarter; and

◦from the time each such individual becomes aware of the material information (the black-out start times often vary), until the beginning of the second business day after the day the Company has made a public announcement of material information, unless the information released is complex, in which case it may be necessary to extend this period and the Policy Administrator will notify you of any such extension of the black-out period; and

•during other specified periods when significant developments or announcements are anticipated, as notified by the Policy Administrator.

Company Personnel will be notified as to when trading in the Company’s securities is prohibited during periods when significant developments or announcements are anticipated, in which event Company Personnel will also be notified when trading restrictions are lifted. Of course, even during periods when trading is permitted, no one, including persons or entities who do not fall
[1] The Policy Administrator may be the General Counsel, Chief Compliance Officer, or other individual or entity who has been designated by the Company to administer this Insider Trading Policy and other duties and responsibilities as may be set forth in this Policy.

within the definition of Related Persons, should trade in the Company’s securities if they possess material non-public information.

(2) Additional Black-Out Periods Applicable to the Board of Directors, Senior Management, Financial Team Members and Designated Individuals. In addition to being subject to the trading procedures applicable to all Company Personnel (above), members of the Company’s Board of Directors, Senior Management, Financial Team Members, Designated Individuals (each as defined below), and Related Persons of such individuals are also subject to additional trading procedures and restrictions during the following periods:

•the period beginning on the 15th day prior to the last day of the close of each fiscal quarter (e.g., for the quarter ended March 31st, the black-out period would begin on March 11th until the beginning of the second business day after the release of the Company’s financial results for each quarter and, in the case of the fourth quarter, financial results for the year end); and

•any other periods as determined by the Company.

The following members of management constitute the “Senior Management” of the Company: All Executive (Section 16) Officers, which shall be amended from time to time to reflect the then-current group of such individuals.

The following individuals constitute the “Financial Team Members” of the Company: All members of the Company’s financial team, which shall be amended from time to time to reflect the then-current group of such individuals.

The following individuals constitute other “Designated Individuals” of the Company: Certain additional members of Company Personnel, which shall be amended from time to time to reflect the then-current group of such individuals.

The Policy Administrator may, from time to time, amend the list of and/or designate other employees as Senior Management, Financial Team Members, or Designated Individuals, in which case the Policy Administrator shall notify the affected individuals.

Additional Provisions Applicable to Officers and Directors and Other Members of Management

Because the officers and Directors and certain members of management and certain other employees of the Company designated from time to time by the Chief Executive Officer, Chief Financial Officer, or General Counsel (and who are informed of such designation) are the most visible to the public and are most likely, in the view of the public, to possess material nonpublic information about the Company, the following additional provisions are applicable to such officers, Directors and designated members of management and employees, as well as Additional Covered Persons controlled by any of the foregoing:

•Pre-Transaction Clearance. Any purchase or sale or other acquisition or disposal of securities of the Company by the persons or entities described above (a “Pre-Clearance
[1] The Policy Administrator may be the General Counsel, Chief Compliance Officer, or other individual or entity who has been designated by the Company to administer this Insider Trading Policy and other duties and responsibilities as may be set forth in this Policy.

Person”), other than Permitted Activities, must be pre-cleared in writing by the Policy Administrator (or his or her designee). A request for pre-clearance should be made in accordance with the procedures established by the Policy Administrator. The Policy Administrator will have sole discretion to decide whether to clear any contemplated transaction. (The Chief Financial Officer will have sole discretion to decide whether to clear transactions by the Policy Administrator or persons or entities subject to this policy as a result of their relationship with the Policy Administrator.) All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Policy Administrator. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. The Company may, at its discretion, shorten such time period.

•Post-Transaction Notice. Each Pre-Clearance Person who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Policy Administrator (or his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification must be in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

•Advance Notice. Advance notice of gifts must be given to the Policy Administrator. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established trading plan shall also be given to the Policy Administrator.

•Short-Swing Trading/Control Stock/Section 16 Reports. Officers and Directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

•Deemed Time of a Transaction. A purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

Duration of Policy’s Applicability

This Policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company
[1] The Policy Administrator may be the General Counsel, Chief Compliance Officer, or other individual or entity who has been designated by the Company to administer this Insider Trading Policy and other duties and responsibilities as may be set forth in this Policy.

concludes, you may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material.
Penalties

Anyone who effects transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of material nonpublic information is subject to both civil liability and criminal penalties, which can be severe and include millions of dollars in fines and imprisonment, as well as disciplinary action by the Company, including termination. An employee, officer, Director, or consultant who has questions about this policy should contact his or her own attorney or the Company's General Counsel’s Office.

Individual Responsibility/Limitation on Liability

Each individual is responsible for making sure that he or she complies with this Policy, and that any Covered Persons and Additional Covered Persons whose transactions are subject to this Policy, as discussed herein, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. None of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a trading plan submitted hereunder, a request for pre-clearance submitted hereunder or a request to allow a pledge submitted hereunder. Notwithstanding any review of a trading plan or pre-clearance of a transaction, none of the Company, the Chief Financial Officer, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction.

Adopted: December 29, 2017
Last updated: September 13, 2024

[1] The Policy Administrator may be the General Counsel, Chief Compliance Officer, or other individual or entity who has been designated by the Company to administer this Insider Trading Policy and other duties and responsibilities as may be set forth in this Policy.